Exhibit 99.1


[Graphic Omitted] News Release

Contact:  George Pipas
          (313) 323-9216


FORD MOTOR COMPANY'S NOVEMBER U.S. SALES DOWN 7%

DEARBORN, MI, December 1, 2000 - U.S. consumers purchased or leased 300,665 cars and trucks from Ford, Mercury, Lincoln, Jaguar, Volvo, and Land Rover dealers in the month of November, down seven percent from a year ago. (For reference, last year, the company posted its highest November sales since 1977.) Sales of passenger cars totaled 111,086, down 16 percent from a year ago. Truck sales totaled 189,579, down one percent from a year ago.

Calendar year-to-date, Ford Motor Company's car and truck sales totaled 3.93 million, up two percent from the same period a year ago.

Highlights for the month included:
     o Ford dealers reported combined car and truck sales of 250,664, enabling Ford Division to eclipse three million sales in a calendar year for the seventh year in a row. Almost 3.25 million U.S. customers have taken delivery of a new Ford car or truck in 2000.
     o    Ford Focus sales were 20,900, up 34 percent from a year ago.
     o Ford Escape sales were 13,000, the highest monthly sales so far. In November, Ford Outfitters reported record sales of "No Boundaries" sport utility vehicles as combined sales of the Ford Explorer, Expedition, Excursion, and Escape totaled 68,173.

Ford Motor Company also announced today that it plans to produce 1,072,000 vehicles (367,000 cars and 705,000 trucks) in North America in the fourth quarter -- a reduction of 38,000 vehicles (19,000 cars and 19,000 trucks) from the plan it announced a month ago. In the fourth quarter of 1999, the company produced 1,149,000 vehicles (427,000 cars and 722,000 trucks).
_______________________________________________________________________________
Sales Analysis and Reporting, The American Road, Room 1017, Dearborn, MI 48121
Telephone: (313) 323-9216; Fax:  (313) 323-0610
Internet: http://media.ford.com

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